Exhibit 10.1
AMENDMENT NO. 2 TO THE
DATATRAK INTERNATIONAL, INC.
2005 OMNIBUS EQUITY PLAN
     This Amendment No. 2 (the “Amendment”) to the DATATRAK International, Inc. 2005 Omnibus Equity Plan (the “Plan”) is made this 7th day of August, 2008 by DATATRAK International, Inc. (the “Company”).
W I T N E S S E T H
     WHEREAS, the Company’s Board of Directors adopted the Plan on May 3, 2005; and
     WHEREAS, the Plan was approved at a meeting of the Company’s shareholders on July 22, 2005; and
     WHEREAS, the Board of Directors has deemed it necessary and appropriate to adopt an amendment to the Plan to increase the annual limit of shares underlying awards that may be granted to any individual participant under the Plan from 35,000 shares to 50,000 shares.
     NOW, THEREFORE, in consideration of the foregoing, the Plan is amended as follows:
     Article III, Section 3.2(b), is replaced in its entirety with the following:
          Participant Limitation. The aggregate number of Shares underlying Awards granted under this Plan to any participant in any fiscal year (including but not limited to Awards of Options and SARs), regardless of whether such Awards are thereafter canceled, forfeited or terminated, shall not exceed 50,000 Shares. The foregoing annual limitation is intended to include the grant of all Awards, including but not limited to, Awards representing “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.
     IN WITNESS WHEREOF, DATATRAK International, Inc., by its appropriate officers duly authorized, has executed this Amendment as of the 7th day of August, 2008.

DATATRAK INTERNATIONAL, INC.
By:	/s/ Jeffrey A. Green
Jeffrey A. Green, Chief Executive Officer

By:	/s/ Raymond J. Merk
Raymond J. Merk, Vice President of Finance,
Chief Financial Officer and Treasurer